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                                                                     Exhibit 8.1




                   [Letterhead of Jones, Day, Reavis & Pogue]


                               November 26, 1997


Pillowtex Corporation
4111 Mint Way
Dallas, Texas  75237

        Re:  Registration Statement on Form S-4 of Pillowtex Corporation

Gentlemen:

                 We have acted as counsel to Pillowtex Corporation (the "Pillowtex") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to which this opinion appears as Exhibit 8.1 which includes a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to the merger (the "Merger") of a wholly owned subsidiary of Pillowtex with and into Fieldcrest Cannon, Inc. ("Fieldcrest"). Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement/Prospectus. We are of the opinion that the material federal income tax consequences of the Merger to holders of Fieldcrest Common Stock and Fieldcrest Preferred Stock are as follows: (i) the receipt by a Fieldcrest stockholder of the merger consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock will be a taxable transaction for federal income tax purposes; (ii) for federal income tax purposes, a stockholder will recognize gain (or loss) equal to the difference between (a) the sum of the amount of cash and the fair market value of the Pillowtex Common Stock received pursuant to the Merger and (b) the tax basis of the shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock exchanged pursuant to the Merger; (iii) gain (or loss) must be determined separately for each block of shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock (i.e., shares acquired at the same cost in a single transaction) converted to shares of Pillowtex Common Stock and cash in the Merger; (iv) assuming that such shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock constitute capital assets in the stockholder's hands, such gain (or loss) will be long-term gain (or loss) if, at the Effective Time, the shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock were held for more than one year; (v) the recently enacted Taxpayer Relief Act of 1997 reduces the rate of federal income tax imposed on capital gains with respect to capital assets held more than 18 months by noncorporate taxpayers; and (vi) the basis of the Pillowtex Common Stock received pursuant to the Merger will be its fair market value at the time of the Merger, and the holding period thereof will begin on the day following the day on which the Effective Time occurs. In connection with the foregoing opinion, we have relied, without independent investigation, upon the completeness and accuracy of the statements and representations of facts set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus.

                 We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger--Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus.

                                       Very truly yours,

                                       /s/ Jones, Day, Reavis & Pogue

                                       Jones, Day, Reavis & Pogue